Exhibit (m)(5)

MORGAN STANLEY INSTITUTIONAL LIQUIDITY FUNDS

ADMINISTRATION PLAN
(WEALTH S CLASS)

January 23, 2023

WHEREAS, Morgan Stanley Institutional Liquidity Funds (the “Trust”) engages in business as an open-end management investment company and is registered as such under the Investment Company Act of 1940, as amended (the “1940 Act”); and

WHEREAS, the Trust has separate series or Portfolios, each of which is a separate pool of assets with its own investment policies (the “Portfolios”) and each Portfolio investing in money market instruments may be divided into multiple separate classes including: Institutional Class, Investor Class, Institutional Select Class, Administrative Class, Advisory Class, Participant Class, Cash Management Class, Select Class, CastleOak Share Class, Impact Class, Wealth Class and Wealth S Class; and

WHEREAS, the Trust, on behalf of the Wealth S Class of each Portfolio that offers such shares, desires to adopt an Administration Plan and the Board of Trustees of the Trust has determined that with respect to each Portfolio there is a reasonable likelihood that adoption of this Administration Plan will benefit the Portfolio and its shareholders; and

WHEREAS, institutions (the “Service Organizations”) may (i) act directly or indirectly as nominees and recordholders of shares of the Wealth S Class for their respective customers who are or may become beneficial owners of such shares (the “Customers”); (ii) provide services to other Service Organizations intended to facilitate or improve a Service Organization’s services to its Customers with respect to the Portfolios; and/or (iii) perform certain account administration services with respect to the Customers pursuant to Agreements between the Trust, on behalf of the Wealth S Class of each Portfolio, and such Service Organizations (the “Agreements”).

NOW, THEREFORE, the Trust, on behalf of the Wealth S Class of each Portfolio, hereby adopts this Administration Plan (the “Plan”) on the following terms and conditions:

1.	The Trust, on behalf of the Wealth S Class of each Portfolio, is authorized to pay Morgan Stanley Distribution, Inc., the Portfolio’s distributor, to compensate each Service Organization the monthly or quarterly administration fee specified in the Agreement with such Service Organization, which shall be assessed at an annual rate of 0.05% of the average daily net assets of Wealth S Class shares of such Portfolio which are owned beneficially by the Customers of such Service Organization during such period.

2.	A Service Organization will be compensated or reimbursed under this Plan for providing the following services: (a) processing and issuing confirmations concerning Customer orders to purchase, redeem and exchange Wealth S Class shares; (b) receiving and transmitting funds representing the purchase price or redemption proceeds of Wealth S Class shares; and (c) forwarding shareholder communications such as prospectus updates, proxies and shareholder reports. No Portfolio or class may compensate a Service Organization for services provided with respect to another Portfolio or class.

3.	This Plan may be terminated as to the Wealth S Class of any Portfolio at any time by vote of a majority of those Trustees of the Trust who are not “interested persons” of the Trust or by vote of a majority of the outstanding voting securities of the Wealth S Class of such Portfolio.

4.	This Plan may not be amended unless approved by a majority of those Trustees of the Trust who are not “interested persons” of the Trust.

5.	The Trust shall preserve copies of this Plan and any related agreements for a period of not less than six years from the date of the Plan, the first two years in an easily accessible place.

6.	This Plan only relates to the Wealth S Class of a Portfolio and the fee determined in accordance with paragraph 1 shall be based upon the average daily net assets of the Portfolio attributable to its Wealth S Class shares. The obligations of the Trust and the Portfolios hereunder are not personally binding upon, nor shall resort be had to the private property of any of the Trustees, shareholders, officers, employees or agents of the Trust, but only the Trust’s property allocable to Wealth S Class shares shall be bound. No Portfolio of the Trust shall be responsible for the obligations of any other Portfolio of the Trust.

[Signature Page Follows]

IN WITNESS WHEREOF, the Trust, on behalf of the Wealth S Class of each Portfolio, has executed this Administration Plan as of the day and year first written above.

MORGAN STANLEY INSTITUTIONAL LIQUIDITY FUNDS
(on behalf of the Wealth S Class of each Portfolio)

By:	/s/ John H. Gernon
Name: John H. Gernon
Title: President and Principal Executive Officer